Exhibit 10.2

Execution Copy

SEPARATION, TRANSITION AND GENERAL RELEASE AGREEMENT

This Separation, Transition and General Release Agreement is entered between Rexahn Pharmaceuticals, Inc. (the “Company”) and  Peter Suzdak, Ph.D. (“Executive”) this 14th day of November 2018 and shall be effective as of the Effective Date (as set forth in Section 7).

IN CONSIDERATION of the mutual promises of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Resignation.  Executive has voluntarily resigned his employment and all officer positions with the Company effective November 13, 2018 (the “Resignation Date”), and Executive and the Company have decided to enter this Agreement to provide for the orderly transition of Executive’s duties for the Company and to ensure that the Company has the benefit of Executive’s services after the Resignation Date.

2.            Payments.

(a)          Accrued Compensation and Benefits.  Whether or not this Agreement becomes effective, Executive shall be entitled to the compensation set forth in Section 8(a) of the Amended and Restated Employment Agreement dated as of February 4, 2013, between Executive and the Company (the “Employment Agreement”) through the Resignation Date.

(b)          Termination Payments.  Within thirty (30) days following the Effective Date of this Agreement, the Company shall make the payments to Executive set forth in Section 8(b)(i) of the Employment Agreement.  Within thirty (30) days following the Effective Date of this Agreement, the Company shall pay Executive an amount equal to fifty percent (50%) of Executive’s annualized base salary for 2018, reflecting the payment on account of Executive’s 2018 short-term incentive compensation paid at its target percentage, pursuant to Section 8(b)(ii) of the Employment Agreement.

(c)          Benefits Plans.  Executive’s eligibility to participate in any benefit plans of the Company shall terminate on the Resignation Date, except as such plans pertain to terminating employees.

(d)          All Payments. Executive acknowledges that once all of the payments and benefits referred to in this Section 2 have been made or provided, Executive shall have been paid all compensation and other amounts due and owing to him under this Agreement and the Employment Agreement or from any other source of entitlement through the Resignation Date.

3.            Transition and Advisory Services.

(a)          For the period from the Resignation Date through November 30, 2019, Executive shall provide to the Company transition and advisory services (the “Services”), as reasonably requested by the Chief Executive Officer, or such other individuals as the Company may designate.  The Services shall include assisting at the express direction of the Chief Executive Officer or his designee with activities related to the transition of duties as chief executive officer.   Executive’s fulfillment of his obligations to the Company under this Section 3 will not require the Executive’s full business time and attention.

(b)         As compensation for the Services, the Company shall provide Executive $10,000 per month, payable on the last business day of each month with the first payment beginning on December 31, 2018.  The Company shall not withhold amounts from such payments for taxes, and Executive shall be solely responsible for any taxes required on account of such payments.

(c)          All outstanding equity awards granted to Executive by the Company will vest as follows:

(i)          Any unvested equity awards that would have vested if Executive was employed by the Company through November 30, 2019, shall immediately be vested;

(ii)         All vested equity awards that need to be exercised shall be exercisable through February 28, 2020; and

(iii)        Notwithstanding any provision of this Agreement or any equity plan or equity agreement of the Company to the contrary, Executive shall not be entitled to the vesting of any unvested equity awards except as provided in Section 3(i), or be entitled to exercise any unexercised equity awards following February 28, 2020.

(d)         Executive shall not be entitled to compensation for providing the Services except as set forth in Section 2 and Section 3(a). The Company and Executive agree that the Services provided hereunder shall be undertaken pursuant to an independent contractor relationship between Executive and the Company.  There is no intention to create during the provision of such Services an employer-employee relationship.

(e)          The Company may during the period in which Executive is providing the Services terminate this Agreement in the event that Executive breaches Section 4 hereof, Section 9 and Section 11 of the Employment Agreement, or any other obligations Executive has to the Company, in which case Executive shall be entitled to the amount of the payments under Section 3(b) paid through the date of such termination of this Agreement and no other amount.

4.           Confidentiality and Intellectual Property.  Executive hereby agrees that Section 9 and Section 11 of the Employment Agreement shall continue to apply to Executive and Executive’s services pursuant to this Agreement as if such sections were set forth herein.  For the avoidance of doubt, nothing in Section 9 of the Employment Agreement or any other confidentiality agreement Executive executed with the Company prohibits Executive from reporting possible violations of United States federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of law  or regulation; provided, that Executive will use reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures.  This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

5.            General Release.

In consideration of the Agreement, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys,  assigns, or any other person who could make a claim on Executive’s behalf, hereby unconditionally and irrevocably releases, waives, and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries, and their respective directors, owners, members, shareholders, officers, agents, and  employees (collectively, all of the foregoing are referred to as the “Releases”), from any and all causes of action, claims, and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Agreement, concerning or relating in any way to his employment or separation from employment.  This release includes, but is not limited to, any claims, payments, benefits, or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances, or regulations; and any claim arising under any common law principle or public policy.  THIS IS A GENERAL RELEASE.  Notwithstanding the foregoing, Executive is not releasing any right to enforce this Agreement and: (a) any claims for benefits payable under any ERISA benefit plan sponsored by the Company and in which he was a participant, or (b) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law.  Executive shall not be prohibited from bringing a claim before the EEOC or a similar state agency, but by signing this Agreement, Executive is waiving any right to monetary recovery or individual relief should the EEOC or similar agency pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.

6.            No Other Consideration; Entire Agreement.  Executive affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Agreement.   This Agreement contains and constitutes the entire understanding and agreement between the parties on its subject matter, and, except as otherwise provided herein, it supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. There are no other agreements of any nature between the Company and Executive with respect to the matters discussed in this Agreement, except as expressly stated herein.  In signing this Agreement, Executive is not relying on any agreements or representations, except those expressly contained in this Agreement.  If a conflict or inconsistency is found between the terms of this Agreement and any other agreement, the terms of this Agreement shall prevail.

7.           ADEA Disclosure.  The Release set forth in Section 5 includes all claims under the ADEA and OWBPA.  Executive is hereby advised to consult with an attorney before signing this Agreement.  Executive has been given twenty-one (21) days in which to consider whether to sign this Agreement and that after signing will have seven (7) calendar days to revoke the agreement if Executive wishes to do so.  To make an effective revocation, Executive must deliver notice of revocation in writing to Douglas J. Swirsky, President and Chief Executive Officer, no later than the end of the seventh calendar day after Executive signs this Agreement.  This Agreement will not become effective or enforceable until the seven-day revocation period has expired without revocation (“Effective Date”).

8.            Indemnification.  By way of examples and not limitations, the Executive is entitled to continued rights to (a) indemnification by the Company for actions taken on behalf of the Company as a member of the Board of Directors and its Chief Scientific Officer to the fullest extent provided by the Company’s Bylaws; and (b) insurance coverage under the Company’s Directors and Officers insurance policies, to the extent provided by such policies.

9.           Governing Law; Disputes; Arbitration. This Agreement shall be governed by the laws of the Maryland, without giving effect to any conflict or choice of law provision that would result in the application of another state’s law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in the matter set forth in Section 17 of the Employment Agreement as if such section were set forth herein and reformed accordingly to the appropriate references.

10.          Miscellaneous.

(a)          This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

(b)          This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions.  No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.  If any provision of this Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by the Executive.

11.          Acknowledgements.

(A)        Executive hereby acknowledges that HE HAS RELIED SOLELY ON HIS OWN JUDGMENT AND/OR THAT OF HIS ATTORNEY REGARDING THE CONSIDERATION FOR AND THE TERMS OF THE AGREEMENT AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY OF HIS OWN FREE WILL, AFTER A FULL OPPORTUNITY TO REVIEW ITS TERMS;

(B)          HE IS NOT ENTITLED TO THE BENEFITS IN SECTION 3(B) AND SECTION 3(C) UNLESS HE AGREES TO AND HONORS THE TERMS OF THIS AGREEMENT; AND

(C)         HE UNDERSTANDS THAT, SUBJECT TO THE LIMITATIONS CONTAINED HEREIN, THE AGREEMENT INCLUDES A GENERAL RELEASE OF ANY AND ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN CLAIMS THROUGH THE DATE OF HIS SIGNING OF THIS AGREEMENT THAT HE MAY HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

REXAHN PHARMACEUTICALS, INC.

By:	/s/ Douglas J. Swirsky
Name:	Douglas J. Swirsky
Title:	President and Chief Executive Officer
Date:	11/16/18

Peter Suzdak, Ph.D.

/s/ Peter Suzdak

Date:	11/16/18